UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
AMENDMENT NO. 2 to
SCHEDULE TO
TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
OF THE SECURITIES EXCHANGE ACT OF 1934
FLEXTRONICS INTERNATIONAL LTD.
(Name of Subject Company (Issuer) and Filing Person (Offeror)
Options to Purchase Ordinary Shares, no par value
(Title of Class of Securities)
Y2573F102
(CUSIP Number of Ordinary Shares Underlying Class of Securities)
Michael M. McNamara
Chief Executive Officer
Flextronics International Ltd.
One Marina Boulevard, #28-00
Singapore 018989
(65) 6890-7188
(Name, address and telephone number of person authorized to receive notices and communications on behalf of the filing persons)
With copies to:
Jeffrey N. Ostrager, Esq.
Curtis, Mallet-Prevost, Colt & Mosle LLP
101 Park Avenue
New York, New York 10178
(212) 696-6000
CALCULATION OF FILING FEE

Transaction Valuation(*)	Amount of Filing Fee(**)
$38,742,919	$2,162

(*)	Estimated solely for purposes of calculating the Amount of Filing Fee. The calculation of the Transaction Valuation assumes that all options to purchase shares of the issuer’s ordinary shares that may be eligible for exchange in the offer will be tendered pursuant to the offer. These options cover an aggregate of 29,785,719 shares of the issuer’s ordinary shares and have an aggregate value of $38,742,919 as of July 10, 2009, calculated based on a Black-Scholes option pricing model.

(**)	The Amount of Filing Fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals $55.80 per $1,000,000 of the aggregate amount of the Transaction Valuation. The Transaction Valuation set forth above was calculated for the sole purpose of determining the Amount of Filing Fee and should not be used for any other purpose.

☑	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $2,162	Form or Registration No.: 005-46275
Filing Party: Flextronics International Ltd.	Date Filed: July 14, 2009

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
Check the appropriate boxes to designate any transactions to which this statement relates:

☐	third party tender offer subject to Rule 14d-1
☑	issuer tender offer subject to Rule 13e-4

☐	going-private transaction subject to Rule 13e-3
☐	amendment to Schedule 13D under Rule 13d-2

Check the following box if the filing is a final amendment reporting the results of the tender offer:        ☑

     This Amendment No. 2 to Schedule TO (this “Amendment No. 2”) amends and supplements the Tender Offer Statement on Schedule TO (the “Schedule TO”) originally filed by Flextronics International Ltd. (the “Company”) with the Securities and Exchange Commission on July 14, 2009, relating to an offer by the Company (the “Exchange Offer”) to certain of its employees to exchange some or all of their eligible outstanding options to purchase the Company’s ordinary shares for fewer replacement stock options with exercise prices equal to the closing price of the Company’s shares on the date of grant.
     This Amendment No. 2 is filed to report the results of the Exchange Offer by amending only the items and exhibits to the Schedule TO included below, and unaffected items and exhibits are not included herein. Except as specifically provided in this Amendment No. 2, the information contained in the Schedule TO, as amended by Amendment No. 1, remains unchanged.
Item 4. Terms of the Transaction.
     Item 4 of the Schedule TO is hereby amended and supplemented by adding the following sentences:
     The Exchange Offer expired at 2:00 p.m., Pacific time, on Tuesday, August 11, 2009. Pursuant to the Exchange Offer, on August 11, 2009, the Company (i) accepted for cancellation eligible stock options covering 27,934,272 ordinary shares of the Company, representing 96.7% of the total stock options eligible for exchange in the Exchange Offer and (ii) granted an aggregate of 16,875,397 replacement stock options in exchange for the eligible stock options surrendered in the Exchange Offer. The exercise price of the new stock options is $5.57 per share, which was the closing price of the Company’s ordinary shares on August 11, 2009, as reported by the NASDAQ Global Select Market.
Item 12. Exhibits.

Exhibit
No.	Description
(a)(1)(A)*	Offer to Exchange Certain Stock Options for Replacement Stock Options, dated July 14, 2009

(a)(1)(B)*	Paper Election Form

(a)(1)(C)*	Option Exchange Program Q&A, dated July 14, 2009

(a)(1)(D)*	Announcement of the Launch of the Exchange Offer, dated July 14, 2009, from Flextronics International Ltd. Stock Administration

(a)(1)(E)*	Form of E-mail to Employees with Login ID

(a)(1)(F)*	Screen Shots from Exchange Offer Website

(a)(1)(G)*	Form of Online Agreement to Terms of Election

(a)(1)(H)*	Form E-mail Confirming Declined Offer

(a)(1)(I)*	Form E-mail Confirming Accepted Offer

(a)(1)(J)*	Form of Reminder E-mail

(a)(1)(K)*	Annual Report on Form 10-K for the fiscal year ended March 31, 2009 (filed with the Securities and Exchange Commission on May 20, 2009 (SEC File No. 000-23354) and incorporated herein by reference)

(a)(1)(L)*	Form of Communication regarding Employee Stock Option Exchange Webinar

(a)(1)(M)*	Webinar Presentation on Option Exchange Program

(a)(1)(N)	Form of Communication regarding the Results of the Employee Stock Option Exchange Offer

(b)	Not Applicable

Exhibit
No.	Description
(d)(1)	Flextronics International Ltd. 2001 Equity Incentive Plan (filed as Exhibit 10.01 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 14, 2009 (SEC File No. 000-23354) and incorporated herein by reference)

(d)(2)	Flextronics International Ltd. 2002 Interim Incentive Plan (filed as Exhibit 10.02 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 14, 2009 (SEC File No. 000-23354) and incorporated herein by reference)

(d)(3)	Flextronics International Ltd. 2004 Award Plan for New Employees (filed as Exhibit 10.03 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 14, 2009 (SEC File No. 000-23354) and incorporated herein by reference)

(d)(4)	Solectron Corporation 2002 Stock Plan (filed as Exhibit 10.05 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 14, 2009 (SEC File No. 000-23354) and incorporated herein by reference)

(d)(5)	Flextronics International Ltd. 1993 Share Option Plan (filed as Exhibit 10.04 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 14, 2009 (SEC File No. 000-23354) and incorporated herein by reference)

(d)(6)	Chatham Technologies, Inc. 1997 Stock Option Plan (filed as Exhibit 10.06 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 14, 2009 (SEC File No. 000-23354) and incorporated herein by reference)

(d)(7)	The Dii Group, Inc. 1994 Stock Incentive Plan (filed as Exhibit 10.07 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 14, 2009 (SEC File No. 000-23354) and incorporated herein by reference)

(d)(8)	Palo Alto Products International Pte., Ltd. 1996 Share Option Plan (filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-8 with the Securities and Exchange Commission on April 13, 2000 (SEC File No. 333-34698) and incorporated herein by reference)

(d)(9)*	Form of Flextronics International Ltd. 2001 Equity Incentive Plan Notice of Grant of Stock Option and Share Option Agreement for U.S. Employees

(d)(10)*	Form of Flextronics International Ltd. 2001 Equity Incentive Plan Notice of Grant of Stock Option and Share Option Agreement for non-U.S. Employees

(d)(11)*	Form of Flextronics International Ltd. 2002 Interim Incentive Plan Notice of Grant of Stock Option and Share Option Agreement for U.S. Employees

(d)(12)*	Form of Flextronics International Ltd. 2002 Interim Incentive Plan Notice of Grant of Stock Option and Share Option Agreement for non-U.S. Employees

(d)(13)*	Form of Solectron Corporation 2002 Stock Plan Notice of Grant of Stock Option and Share Option Agreement for U.S. Employees

(d)(14)*	Form of Solectron Corporation 2002 Stock Plan Notice of Grant of Stock Option and Share Option Agreement for non-U.S. Employees

(g)	Not applicable

(h)	Not applicable

*	Previously filed

SIGNATURE
After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

FLEXTRONICS INTERNATIONAL LTD.
Date: August 11, 2009	By:	/s/ Paul Read
		Name:	Paul Read
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit
No.	Description
(a)(1)(A)*	Offer to Exchange Certain Stock Options for Replacement Stock Options, dated July 14, 2009

(a)(1)(B)*	Paper Election Form

(a)(1)(C)*	Option Exchange Program Q&A, dated July 14, 2009

(a)(1)(D)*	Announcement of the Launch of the Exchange Offer, dated July 14, 2009, from Flextronics International Ltd. Stock Administration

(a)(1)(E)*	Form of E-mail to Employees with Login ID

(a)(1)(F)*	Screen Shots from Exchange Offer Website

(a)(1)(G)*	Form of Online Agreement to Terms of Election

(a)(1)(H)*	Form E-mail Confirming Declined Offer

(a)(1)(I)*	Form E-mail Confirming Accepted Offer

(a)(1)(J)*	Form of Reminder E-mail

(a)(1)(K)*	Annual Report on Form 10-K for the fiscal year ended March 31, 2009 (filed with the Securities and Exchange Commission on May 20, 2009 (SEC File No. 000-23354) and incorporated herein by reference)

(a)(1)(L)*	Form of Communication regarding Employee Stock Option Exchange Webinar

(a)(1)(M)*	Webinar Presentation on Option Exchange Program

(a)(1)(N)	Form of Communication regarding the Results of the Employee Stock Option Exchange Offer

(b)	Not applicable

(d)(1)	Flextronics International Ltd. 2001 Equity Incentive Plan (filed as Exhibit 10.01 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 14, 2009 (SEC File No. 000-23354) and incorporated herein by reference)

(d)(2)	Flextronics International Ltd. 2002 Interim Incentive Plan (filed as Exhibit 10.02 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 14, 2009 (SEC File No. 000-23354) and incorporated herein by reference)

(d)(3)	Flextronics International Ltd. 2004 Award Plan for New Employees (filed as Exhibit 10.03 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 14, 2009 (SEC File No. 000-23354) and incorporated herein by reference)

(d)(4)	Solectron Corporation 2002 Stock Plan (filed as Exhibit 10.05 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 14, 2009 (SEC File No. 000-23354) and incorporated herein by reference)

(d)(5)	Flextronics International Ltd. 1993 Share Option Plan (filed as Exhibit 10.04 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 14, 2009 (SEC File No. 000-23354) and incorporated herein by reference)

(d)(6)	Chatham Technologies, Inc. 1997 Stock Option Plan (filed as Exhibit 10.06 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 14, 2009 (SEC File No. 000-23354) and incorporated herein by reference)

(d)(7)	The Dii Group, Inc. 1994 Stock Incentive Plan (filed as Exhibit 10.07 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 14, 2009 (SEC File No. 000-23354) and incorporated herein by reference)

(d)(8)	Palo Alto Products International Pte., Ltd. 1996 Share Option Plan (filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-8 with the Securities and Exchange Commission on April 13, 2000 (SEC File No. 333-34698) and incorporated herein by reference)

Exhibit
No.	Description
(d)(9)*	Form of Flextronics International Ltd. 2001 Equity Incentive Plan Notice of Grant of Stock Option and Share Option Agreement for U.S. Employees

(d)(10)*	Form of Flextronics International Ltd. 2001 Equity Incentive Plan Notice of Grant of Stock Option and Share Option Agreement for non-U.S. Employees

(d)(11)*	Form of Flextronics International Ltd. 2002 Interim Incentive Plan Notice of Grant of Stock Option and Share Option Agreement for U.S. Employees

(d)(12)*	Form of Flextronics International Ltd. 2002 Interim Incentive Plan Notice of Grant of Stock Option and Share Option Agreement for non-U.S. Employees

(d)(13)*	Form of Solectron Corporation 2002 Stock Plan Notice of Grant of Stock Option and Share Option Agreement for U.S. Employees

(d)(14)*	Form of Solectron Corporation 2002 Stock Plan Notice of Grant of Stock Option and Share Option Agreement for non-U.S. Employees

(g)	Not applicable

(h)	Not applicable

*	Previously Filed